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                                                                     EXHIBIT 8.2
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                                                                  (212) 603-2275

                                       New York, New York
                                       June 17, 1996

   IntelCom Group Inc.
   9605 E. Maroon Circle
   P.O. Box 6742
   Englewood, Colorado 80112-6742

   Ladies and Gentlemen:

             You have requested our opinion that the United States federal income tax considerations described in the section captioned "Income Tax Considerations to Shareholders - United States Federal Income Tax Considerations" to the Registration Statement on Form S-4, as amended (File No. 333-4226) (the "Registration Statement"), of ICG Communications, Inc., a Delaware corporation ("ICG"), as the same has been filed with the Securities and Exchange Commission (the "Commission") in connection with the proposed Arrangement involving ICG, IntelCom Group Inc., a Canadian federal corporation ("IntelCom"), and IntelCom's shareholders (the "Arrangement") and the issuance by ICG of shares of its Common Stock pursuant to the Arrangement, correctly sets forth the material United States federal income tax considerations generally applicable to United States Holders of shares of common stock, no par value per share, of IntelCom (the "Holders"), arising from and relating to the Arrangement. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Registration Statement.

          This opinion is based on United States federal income tax law in effect as of the date hereof, which law is comprised of the current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed treasury regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. No advance income tax ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of any of the transactions described in the Registration Statement. This opinion is also based upon factual representations made by IntelCom and ICG.

             This opinion does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may be applicable to particular United States Holders, including insurance companies, financial institutions, broker dealers, tax
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   exempt organizations and United States Holders who would be treated as owning
   10% or more of the voting power of IntelCom. In addition, this opinion does not address the United States state or local tax consequences or the foreign tax consequences of the Arrangement or the receipt and ownership of the Class A Shares or shares of Parent Common Stock, the ownership and exercise of IntelCom options and warrants, or the ownership and conversion of debentures.

             In connection with the rendering of this opinion, we have reviewed the Registration Statement and other materials we have deemed to be relevant. In addition, we have relied upon the assumption that all documents we have reviewed are true and accurate, accurately reflect the originals and have been or will be properly executed, and that actions in connection with the transactions contemplated in the Registration Statement have been and will be conducted in the manner provided in the Registration Statement.

             We are members of the bar of the State of New York and are not admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any other jurisdiction other than the federal laws of the United States of America in respect of the opinions set forth herein.

             Based on and subject to the foregoing, it is our opinion that the United States federal income tax considerations described in the section captioned "Income Tax Considerations to Shareholders - United States Federal Income Tax Considerations" to the Registration Statement correctly sets forth the material United States federal income tax considerations generally applicable to the United States Holders of Shares, arising from and relating to the Arrangement.

             We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference therein to our firm under the captions "Legal Matters" and "Income Tax Considerations to Shareholders - United States Federal Income Tax Considerations." In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

                                       Very truly yours,


                                       REID & PRIEST LLP